Exhibit 10.4

EXECUTION VERSION

FOUNDER TRANSACTION BONUS AGREEMENT

This FOUNDER TRANSACTION BONUS AGREEMENT (this “Agreement”) is dated as of January 22, 2024, by and among Sameer Raj Maskey, the founder and Chief Executive Officer (the “Executive”) of Fusemachines Inc., a Delaware corporation (the “Company”), CSLM Acquisition Corp., a Cayman Islands exempted company (which shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation prior to the Closing) (“Parent”), and the Company. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, the Company and CSLM Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), have entered into that certain Merger Agreement, dated as of the date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth therein;

WHEREAS, on the day that is at least one Business Day prior to the Effective Time and subject to the conditions of the Merger Agreement, Parent shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Parent’s organizational documents, Section 388 of the DGCL and the Cayman Companies Act;

WHEREAS, the Executive is currently employed by the Company and the continuing efforts of the Executive are necessary to the successful performance of the ongoing operations of the Company and its subsidiaries and would be necessary to the successful negotiation and execution of a Merger Agreement and consummation of the transactions contemplated thereby; and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Transaction Bonus.

(a) The Executive shall be eligible to receive a transaction bonus in cash equal to the lesser of (i) 20% of each dollar of Parent Closing Excess Cash in excess of $1,000,000, and (ii) $1.0 million (the “Transaction Bonus”), on the terms and subject to the conditions set forth below in this Section 1(a). Except as set forth in Section 1(b) below, the Transaction Bonus shall be subject to (i) the Executive actively supporting and working towards the completion of all of the requirements necessary to consummate the transactions contemplated by the Merger Agreement, as reasonably determined by the the Company and Parent, prior to the Closing, (ii) the Executive continuing to be employed in good standing by the Company from the date hereof through the Closing, and (iii) the Closing of the Merger. If all of the foregoing conditions are satisfied, the Transaction Bonus shall be paid to the Executive concurrently with the Closing.

For the avoidance of doubt, if the Closing does not occur or if the Merger Agreement is terminated pursuant to its terms, this Agreement will be void, ab initio.

(b) If the Executive’s employment terminates for any other reason prior to the Closing, this Agreement shall be null and void and have no further force and effect and the Executive shall have no rights hereunder.

2. Entire Agreement. This Agreement contains the entire agreement between the Executive, the Company and Parent with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

3. Waiver and Amendments. This Agreement may be amended, modified, superseded, or canceled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

4. Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, without regard to any principles of conflict of laws that would require the application of the laws of any other jurisdiction.

5. Assignability by the Company, Parent and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company, Parent or the Executive without written consent signed by the other party; provided that the Company or Parent may assign the Agreement to any successor that continues the business of the Company or Parent, as applicable.

6. Counterparts. This Agreement or any amendment hereto may be executed in counterparts, each of which when so executed and delivered will be an original, but all of which will together constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic transmission with the same force and effect as if the same were fully executed and delivered original manual counterpart.

7. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party hereto or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other parties or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8. Section 409A. It is the intent of the parties that this Agreement and the Transaction Bonus payable hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. This Agreement shall be interpreted, operated, and administered in a manner consistent with this intention. To the extent that any provision in this Agreement is ambiguous as to its exemption from Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with, or be exempt from, Section 409A. The Company or Parent may amend this Agreement as may be necessary to fully comply with, or be exempt from, Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder.

9. Tax Withholding. The Company or Parent shall have the right to deduct from any payment due under this Agreement, any applicable withholding taxes or other deductions required by law to be withheld with respect to such payment and to take such action as may be necessary in the opinion of the Company or Parent to satisfy all obligations for the payment of such taxes.

10. Termination of Agreement. Notwithstanding anything to the contrary herein, if either (a) the Closing fails to be consummated, (b) the Merger Agreement is terminated pursuant to its terms or (c) the Executive’s employment terminates for any reason prior to the Closing, then this Agreement shall automatically terminate without any further action by the parties hereto and this Agreement shall be null and void and have no further force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE:

/s/ Sameer Maskey
Sameer Raj Maskey

COMPANY:

FUSEMACHINES INC.

By:	/s/ Sameer Maskey
Name: Sameer Maskey
Title: Chief Executive Officer

PARENT:

CSLM ACQUISITION CORP.

By:	/s/ Charles Cassel III
Name: Charles Cassel III
Title: Chief Executive Officer

[Signature Page to Founder Transaction Bonus Agreement]